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RumbleOn

Letter to Shareholders • March 27, 2019

DEAR SHAREHOLDERS,

We are pleased to report a momentous year for RumbleOn. 2018 was RumbleOn's first full year in operation—over the last 12 months, we have delivered explosive growth and achieved many exciting milestones. From our first powersports sale in June 2017 through the end of Q4 2018, we sold over 9,000 powersports units, expanded our reach into the car and truck market, served customers in every state in the continental United States, and have expanded our footprint across 17 regional locations nationwide. As of today, nearly 80% of the U.S. population is within 200 miles of one of our fulfillment centers.

In 2018, we sold 12,529 total units and drove total revenue of $156.4 million, inclusive of Wholesale Inc and Wholesale Express for the months of November and December 2018. We grew powersport unit sales to 8,524 and revenue to $61.2 million, up from 678 units and $7.2 million in revenue in 2017, demonstrating impressive adoption of our supply chain solution. This translates to an impressive 12.6x growth rate in powersport unit sales and 8.5x in revenue, however our powersport unit sales and revenue results were below our prior guidance ranges. We attribute this in part to our decision to extensively test our technology, algorithms, products, features and processes, along with re-allocation of resources around our Wholesale Inc. acquisition and certain market-driven factors and trends, which are detailed in the "Management's Observations from Year One" section of this letter. We have learned a great deal over the past year and intend to leverage these observations to our advantage moving forward. We have amassed valuable data on business and market trends that will help us optimize and fine-tune our forecasting models. We are confident in our overarching strategy as we disrupt the trillion-dollar vehicle supply chain in a meaningful way.

Our Q1 guidance reflects the impact our technology and process improvements have had on our three acquired businesses. When we launch our next generation website, scheduled for Q2, consumers and dealers will have the same luxury of fast and easy cash liquidity and unparalleled customer service across both powersports and automotive segments. The same dynamics and opportunities exist in RVs and Boats, which we expect to introduce later in 2019.

Our goal is to become the only online marketplace that allows the consumer to buy, sell and trade any vehicle with a VIN. To say we are encouraged about the future would be a dramatic understatement.


RumbleOn

SUMMARY FINANCIALS

Unless otherwise stated, all reported results include Wholesale Inc. and Wholesale Express for the months of November and December 2018. Prior to Q4 2018, all results are attributable to Powersports only.

*All dollar amounts in thousands	Q4 2018	Q4 2017		2018	2017
Total Units	6,763	355		12,529	678
Total Revenue ($)	115,148	3,440	$	156,398	7,306
Total Gross Profit ($)	8,806	40	$	12,636	278
Total Sales Profit ($)	11,616	-	$	17,668	-
Total SG&A ($)	17,196	29,000	$	35,053	7,588
By Vehicle Segment					
Powersport Units	2,758	355		8,524	678
Automotive Units	4,005	-		4,005	-
Powersport Revenue ($000)	19,994	3,408		61,204	7,171
Automotive Revenue ($000)	90,095	-		90,095	-
Powersport Average Sales Price ($)	7,249	9,599		7,180	10,577
Automotive Average Sales Price ($)	22,496	-		22,496	-
Powersports Gross Profit per Unit ($)	854	764		806	751
Automotive Gross Profit per Unit ($)	1,426	-		1,201	-
Powersports Gross Margin per Unit (%)	11.8%	8.0%		11.2%	7.1%
Automotive Gross Margin per Unit (%)	6.3%	-		5.3%	-

Recent Operational Highlights

- *We added regional fulfillment centers in 13 geographic locations in 2018 and we expanded into 4 more locations year to date in 2019, establishing our current coast to coast footprint ahead of the previously planned timeline.*
- *Our fulfillment centers are now located within 200 miles of approximately 80% of the Total US population.*
- *Closed the acquisitions of Wholesale Inc and Wholesale Express.*
- *Deployed advanced website technology and pricing algorithms.*
- *Launched Dealer Direct platform for dealers.*
- *Launched Classifieds, the first consumer-only listing website.*
- *Surpassed 1 million visitors to RumbleOn.com in a single month for the first time during Q1.*

Management's Observations from Year One

We spent 2018 optimizing our operations, advancing our technology, increasing our vehicle acquisitions, enhancing brand recognition, and in the fourth quarter, integrating Wholesale Inc. and Wholesale Express into RumbleOn. Our business is anchored on efficient vehicle acquisition, processing, and distribution to both consumers and dealers. No other company has done this before, giving us an incredible competitive advantage. However, in retrospect, we did not have the advantage of the historical data, trends, experience, or insights to leverage the powersports seasonality. We operate in a two-sided marketplace, and over the past year we gained extensive knowledge on customer behavior, inventory management and fluctuations in buying, selling, and pricing powersports vehicles.

Q1 and Q2 are typically the strongest quarters of the year in the pre-owned vehicle market, followed by a modest deceleration in the second half of the year. We learned that seasonal trends in powersports are similar to the automotive space, but the peaks are higher and the valleys are deeper. We quickly recognized that the lows in Q4 created an opportunity to be more aggressive on acquisitions, setting us up to sell our inventory in the first quarter at higher margins and with virtually no depreciation exposure based on spring's forecasted values. Additionally, in the third quarter, we leveraged our deeper understanding of seasonality and market dynamics to reduce the valuations of cash offers made to consumers by approximately 10%, and we terminated low value acquisitions to improve inventory quality and margin expansion. We will continue to evaluate new opportunities and leverage our observations to introduce new solutions, drive growth in unit sales, revenue, and gross profit dollars, and create strategic solutions to capture even more market share.

As a company, we are still in the early stages of our journey, and we will continue to learn as the business evolves. RumbleOn is currently in a top position in the national powersports redistribution market and we believe that our Q1 guidance demonstrates that we are leveraging our experiences from our first full year in the powersports business in a meaningful way and are already reaping the rewards from our team's vast experience in automotive. 2018 provided us a better understanding of inventory valuation, availability, and proper positioning throughout the year and we have accumulated a host of data points that provide us enormous insights into the buying and selling habits of our customers in a dynamic marketplace. We believe this knowledge and information will help us to better forecast our business moving forward.

RumbleOn has a differentiated business model with incredible growth potential. We have a well-defined execution strategy and are confident in our ability to deliver revenue growth and profitability over the long-term.

OUTLOOK

We expect RumbleOn to deliver sequential and year-over-year revenue and unit sales growth during 2019 and experience typical seasonal trends. 2019 will be an investment year for RumbleOn—we plan to deploy resources to establish and expand sales channels as well as to support marketing efforts and technology development. We believe these investments will accelerate unit sales and revenue growth during 2019, but we may not see the full impact of all of these investments until 2020.

Q1 2019 Financial Outlook

» *Total Unit Sales in the range of 11,500–11,800*

» *Total Revenue in the range of $210 million–$215 million*

» *Maintain average days to sale of less than 30 days*

Our long-term goals have not changed—drive unit sales and revenue growth, expand gross margins per unit, achieve operating leverage, and strengthen our balance sheet. Our 100% online, capital- and infrastructure- light model is an important advantage that will allow us to achieve significant operating leverage over time, as compared to pre-owned vehicle resellers. Our long-term operating margin target is 10% and we have a clear path to achieving that goal.

We believe that the combination of quarterly guidance and our long term objectives will give investors enough information to model our business and understand our expectations for the future of RumbleOn. We are confident in our model and execution strategy and we look forward to providing updates in the coming quarters.



Key Levers for Revenue Growth and Margin Expansion in 2019


RumbleOn
Certified Cars
RumbleOn
GET A CASH OFFER FOR YOUR CAR
Your Car

- *Launching automotive acquisition via RumbleOn's Cash Offer tool on the RumbleOn website.*
- *Launching automotive distribution across RumbleOn marketplace and Dealer Direct platforms.*

Revenue Growth Driven By:



- *Consumer adoption of online purchase model*
- *Consumer adoption of online vehicle sales model*
- *Growing sales to consumers*
- *Consumer adoption of Classifieds, our consumer-only listing site*
- *Adoption of Dealer Direct, making our online virtual inventory available to all dealers*
- *Expansion of online retail sales channel to consumers in automotive*
- *Availability of cars and trucks through Dealer Direct platform*
- *Additional distribution locations to extend our national footprint*
- *Expanding floor plan financing for increased inventory acquisition*

Margin Expansion Driven By:



- *Optimization of vehicle acquisition pricing from quality of data*
- *Optimization of vehicle sales pricing from more robust data*
- *Consumer adoption of Classifieds*
- *Optimization of inventory mix*
- *Growing sales to consumers*
- *Increasing blend of online automotive sales to consumers and dealers*
- *Expanding distribution locations to further reduce expenses*
- *Enhancing operational efficiency in automotive*
- *Leveraging sales and marketing channels to reduce CAC over time*

THE RumbleOn MODEL

Our vision is to disrupt the inefficient, friction-laden pre-owned vehicle supply chain through the use of innovative technology. We have created a highly sophisticated, modern platform to acquire and distribute inventory through RumbleOn's 100% online marketplace for all buyers and sellers.

Our model is anchored on powerful technology that enables efficient vehicle acquisition, processing, including reconditioning, photos and inspections, and distribution. This allows us to maximize inventory value and reduce inventory risk to effectively penetrate the entire vehicle supply chain in a faster and more cost-efficient manner. There are two critical inputs that are key to understanding how we do this: our innovative technology and unmatched inventory acquisition strategy.

Innovative Technology

Technology underpins everything at RumbleOn. If you want to disrupt an industry, you need to answer two fundamental questions—(1) what can we do to eliminate existing customer pain points? and (2) how do we remove friction from a marketplace rooted in the past? RumbleOn leverages technology to fundamentally change an industry that's almost as old as the automobile itself. At a very high-level, there are two main areas at RumbleOn where leveraging these innovations has given us a unique advantage over the competition—our proprietary supply chain and distribution software and our mobile-first web and application strategy.



Consumer to Dealer Sales
Dealer to Consumer Sales
Dealer to Dealer Sales
Consumer to Consumer Sales
The RumbleOn Marketplace
Online Cash Offers (Consumers, Dealers, & Lenders)
Consumer Listing Site
Multi-Vehicle Segment Sales
Data Aggregator

We created a custom software solution from the ground up to look at the overall supply chain and reconfigure inventory distribution. Our in-house, proprietary software pulls from multiple data sources in real-time, tracking and cataloging inventory across the country. Because we allow for two-way dataflows, our regional fulfillment centers can tap into our software and easily update their inventory databases as vehicles are reconditioned and sold through any channel.

We analyze market dynamics at scale. With terabytes of data in our AWS instance, we capture and analyze hourly listings, sales, registration, and calibrate national price, inbound freight and depreciation, constantly informing our acquisition decisions. The algorithms and linear process trees we have in place enable our Cash Offer tool to quickly determine the value of a vehicle using less manpower than competing platforms, with a much higher level of accuracy. Our historical pricing matrices allows us to predict pricing trends and market fluctuations more accurately than anyone else in the marketplace.

From a sleek front-end user interface and powerful search tools to enabling secure document and payment exchanges between private parties, both the RumbleOn website and mobile application were designed to create a superior user experience and increase Search Engine Optimization (SEO). We have unique features in the RumbleOn app such as auto-populating details into the cash offer tool when a customer scans their VIN or uploads pictures of their vehicle. Additionally, on both the mobile app and website, we integrate numerous technologies designed to perform tasks such as blocking inappropriate content on our Classifieds site and creating fun social experiences like our Road Trip Planner.

Inventory Advantage

Our strategy is not to acquire vehicles cheaper than competitors, it is to make it significantly faster and easier than any other option dealers and consumers have today. Our ability to access inventory efficiently and cost effectively is a key differentiator for RumbleOn. Our proprietary technology platform and event-driven data model supports real-time data synchronization between platforms for ultimate scalability and flexibility. Our agnostic acquisition approach creates instant liquidity for both consumers and dealers and provides increased control over our inventory, enabling us to achieve unprecedented average days to sale. For perspective, in the last four consecutive quarters we managed our inventory turn time to under 30 days, less than half of that reported by many pre-owned vehicle resellers.

RumbleOn's Cash Offer tool creates liquidity in a market that is lacking. In less than 5 minutes a customer can have a cash offer for their vehicle without leaving their home—and we're the only one providing a friction-free experience.

Our highly efficient acquisition, streamlined logistics, cost effective reconditioning, and low average days to sale means we have flexibility to adjust our inventory to benefit volume and margins. For example, we drove growth despite the unusually cold winter experienced across the United States, and delayed tax refunds due to the government shutdown.

We are filling a massive void in the market and unlike others, RumbleOn is the only company that is using data-powered technology to serve both consumers and dealers across the entire supply chain.

BUSINESS HIGHLIGHTS

Recent Acquisitions

Our strategy has always been to leverage our VIN-based technology to enter all pre-owned vehicle markets. Our vision to expand into automobiles was accelerated by the acquisition opportunity of Wholesale Inc Our technology was built specifically to accommodate anything with a VIN, and the automobile market offers us an opportunity to tap into the largest pool of VINs on the planet.

The acquisitions of Wholesale Inc. and Wholesale Express in October 2018 and subsequently AutoSport-USA in February 2019, fast-tracked our expansion into the cars and trucks market and allowed us to do so with scale and profitability. The strategic acquisitions also created opportunities to expand our geographic footprint and strengthen our management team, while avoiding the extensive start-up costs usually associated with new market entrants.

We have not yet deployed the full RumbleOn functionality across the three acquired businesses, but we have layered our sophisticated technology throughout the core businesses and are already seeing impressive results in their operating results. For example, we deployed real-time data analytics enabling informed inventory acquisition decisions and we are actively streamlining our marketing efforts through the use of the most sophisticated analytics software. In Q4, automotive unit sales grew by 25% as compared to Wholesale Inc.'s Q4 2017 results, and we have already reduced average days to sale in our automotive business from 44 days to less than 30.

Wholesale Inc.—Wholesale Inc was an ideal acquisition for RumbleOn and we have made solid progress against the ambitious timeline we set for ourselves. For example, we closed Wholesale's physical showroom in Nashville, launched a virtual inventory concept and converted to one price selling, and the initial results are very encouraging. During the integration process we also found that the antiquated technology, inventory processes and outdated accounting systems were cumbersome, which created challenges for migrating data to the RumbleOn platform. We are focusing on upgrading the legacy systems and expect the challenges that we identified to be resolved by the end of Q2. We also plan to introduce our cash offer tool to the automotive segment in Q2 which will create a new inventory stream while we continue to broaden our national footprint. We believe that the mid- to long-term upside potential is even greater than what we had previously anticipated.

Wholesale Express—We simultaneously acquired the related logistics company Wholesale Express. We began optimizing processes, productivity and workflow following the acquisition and we are already seeing improvements across the business. Wholesale Express has a dedicated and motivated team and we are confident in our ability to improve operations through technology and systems enhancements over time.

AutoSport-USA—Finally, we closed the acquisition of AutoSport-USA during the first quarter of 2019 and are actively deploying the same strategy—integrating RumbleOn's technology and migrating their operations to RumbleOn's 100% online model. We are already driving significant growth to the core AutoSport business. We will acquire a wider range of inventory through our cash offer tool and distribute through multiple sales channels. AutoSport unlocks new relationships and improves our penetration in the important Florida market. We are also very excited to welcome Scott Bennie, former President of AutoSport-USA, to the RumbleOn management team. His experience and business acumen bring invaluable expertise to RumbleOn's highly talented team.

We expect to introduce cars and trucks to the entire RumbleOn suite by the end of Q2. We believe that selling the same inventory and delivering the same customer experience across all three websites- RumbleOn's marketplace, dealer direct and Wholesale Inc. powered by RumbleOn, provides us with a strategic advantage of vertical brands. These solutions exist as separate websites from the original RumbleOn marketplace and each solve a different pain point in the supply chain. This also allows vertical brands to use the same inventory which will increase our ability to dominate organic search over time. We believe that by controlling a large inventory source, combined with our compelling value proposition we will grow the consumer channel at a much lower cost of customer acquisition.


THE 100% ONLINE VEHICLE MARKETPLACE
RumbleOn
CARS
TRUCKS
MOTORCYCLES
ATVS
RVS
Coming Soon
BOATS
Coming Soon

RumbleOn.com will remain our national online consumer-facing platform. Consumers can get a real cash offer for their powersports through our website today and will soon have the ability to request a cash offer for their car or truck, through the same simple process, and on the same user-friendly platform. All vehicle types will likewise be listed for sale on RumbleOn.com for consumers to shop for cars, trucks, motorcycles or other powersport vehicles in one online destination.



DealerDirect RumbleOn

RumbleOn Dealer Direct
Launched in Q3 of 2018, Dealer Direct is currently being used by multiple dealers in the powersports space which allows them to leverage the RumbleOn inventory as a virtual inventory of their own at wholesale values without waiting for auction day. We will also add cars and trucks to Dealer Direct and incorporate added functionality.

Wholesale Inc. powered by RumbleOn

Wholesale Inc. Powered by RumbleOn
Local customers, primarily in the Tennessee market, will also be able to buy cars and trucks through the Wholesale Inc. website, which will be branded, "Powered by RumbleOn." Leveraging the same inventory, the vertical brands will create marketing efficiencies.





Branding & Marketing

We have made strategic investments through multiple marketing initiatives to further build our brand. We continue to see increased traffic, deeper relationships, and higher levels of loyalty amongst dealers through leveraged use of our proprietary distribution tool, "Dealer Direct." We are proud to have surpassed 1 million monthly users on our consumer site for the first time in Q1. Our marketing efforts are anchored around strategic spending to attract consumers who are selling their vehicle. We have tested multiple strategies and have found that not only does this channel provide much better ROI compared to advertising to prospective buyers, but it also supports our inventory advantage strategy.

Our primary focus for branding and marketing efforts is online; some of our tactics include tapping into social media outlets like Facebook and Instagram for direct customer engagement, posting original multimedia content to RumbleOn's "Brain Bucket" blog, and leveraging SEO and keyword searches. Additionally, we have a passionate and dedicated events team leading local marketing efforts at key industry events across the country, such as Daytona Bike Week and Sturgis.

Q4 advertising expense per unit was under $400 in Q4, less on a per unit basis than most companies in this industry. We are in the early days of awareness generation, and we expect advertising expense to increase in the near-term as we prioritize branding and marketing efforts but we intend to drive customer acquisition costs per unit down over the long-term.

Recent Product Launches

RumbleOn's innovative technology provides a fast, informed, cohesive and pleasant user experience. We launched two industry leading product offerings in 2018: Dealer Direct, which we just outlined, and RumbleOn Classifieds, and in the second quarter of 2019 we plan to roll out our next generation website that will allow customers to access all vehicle segments in one location.

We soft-launched RumbleOn Classifieds in December. The platform has already grown to be the 4th largest consumer-only powersports marketplace and we achieved this with zero marketing spend. It is designed to enhance the customer experience while keeping sellers in the RumbleOn network. We will be on standby to provide sellers a Cash Offer at any time if they opt for instant liquidity. This is still a very small part of our business, but we are already experiencing cash offer conversions. We believe that listing and referral fees will drive low cost recurring revenue to RumbleOn over time and we plan to deploy resources to build this opportunity throughout 2019.

RumbleOn Classifieds


RumbleOn Price Guide
MSRP
$44,444
Low Retail
$44,444
Retail
$44,444
Market Value:
$14,750
Classifieds

Market Expansion & Regional Footprint

RumbleOn leverages a robust fulfillment network which is core to our capital- and infrastructure- light model. These fulfillment centers manage the reconditioning, inspections and distribution of our inventory. They are owned and operated by both public and independent companies thus requiring no capital investments from RumbleOn nor the associated SG&A. Every unit of inventory we acquire is posted immediately to RumbleOn.com and Dealer Direct, and simultaneously sent to one of our regional fulfillment centers who update photographs and provide detailed inspection reports.

This model allows us to open new locations, with zero capital expenditure requirements, making all organic growth virtually cost-free from capex perspective. In fact, we reduce our cost of sales and freight expense as we introduce new fulfillment centers. Currently we have fulfillment centers across 17 geographic locations and we expect continued expansion throughout the year into key markets like Denver, Colorado and others. These mutually beneficial relationships will enable us to reduce our average days to sale and improve the cost efficiency of logistics and our speed to market, while maintaining an unparalleled customer experience.



Current Locations
Anticipated 2019 Openings

MANAGEMENT OBJECTIVES

Our long-term goals are to **drive unit sales and revenue growth**, **expand gross margins per unit**, **achieve operating leverage**, and **strengthen our balance sheet**. All financial results are for the full year 2018 and all comparisons are to the prior period, unless otherwise stated.

#1—Grow Revenue and Vehicle Unit Sales

We grew total revenue to $156.4 million and unit sales to 12,529 inclusive of automotive sales and transportation in November and December. We generated $61.2 million in revenue from 8,524 powersport unit sales, compared to $7.2 million, from 678 units last year. The key driver of unit sales and revenue growth is our ability to efficiently and cost-effectively acquire inventory through multiple channels.

We introduced automotive to our business in the fourth quarter of 2018. Growth in the automotive segment has been generated on the legacy core business to-date, augmented by the addition of RumbleOn's powerful technology and processes. We plan to deploy our inventory acquisition, processing and distribution strategy across cars and trucks and launch automotive across the RumbleOn platforms in the second quarter of 2019, which we expect to accelerate growth in automotive. Cars and trucks naturally have higher average sales prices and slimmer margins than powersport vehicles. Our strategy is to optimize pricing, manage inventory and leverage multiple sales channels to grow the business, we will continue to execute on this strategy and do not view average sales price as an important metric to measure our progress.



TOTAL UNIT SALES
By Quarter
313
355
878
2,013
2,875
6,763
11,500 – 11,800
*Guidance
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019



TOTAL VEHICLE REVENUE
By Quarter
$3,706,142
$8,080,205
$19,255,022
$110,088,252
$210M – $215M
*Guidance
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019**

***Q1 2019 Revenue Guidance represents estimated total company revenue.*

#2—Increase Total Profit & Margin per Vehicle

Total gross profit was $12.6 million, representing 8.0% total gross margin, inclusive of automotive sales in November and December. Every vehicle is reconditioned to dealer requirements and upgraded to consumer standards after sale. This strategy significantly reduces unnecessary reconditioning costs for vehicles sold to dealers or at auction, enabling us to protect our margin. We expect gross margin per unit in powersports to exceed that of cars and trucks.

Gross profit from powersports was $6.9 million, or 11.2% of powersports revenue, compared to $0.5 million or 7.1% of revenue in 2017.

Total Sales Profit, which we define as the difference between the cost to buy a vehicle and what we sold it for, excluding inbound freight or reconditioning expenses, was $17.7 million.

Average days to sale in both powersport and automotive segments were under 30 days in 2018. Low inventory turn-times is key to our execution strategy and as indicated in our guidance, we expect to maintain our average days to sale of less than 30 days.

3—Achieve Operating Leverage

Achieving operating leverage will remain a key long-term objective for RumbleOn. In 2019, we plan to make important investments in technology, brand, reconditioning, logistics, and corporate infrastructure. We expect to see an increase in SG&A as a percent of revenue in 2019, but will achieve operating leverage over time. We believe that these investments will accelerate unit sales and revenue growth during 2019, however we may not see the full impact of these investments until 2020.

SG&A expense was $35.1 million, or 22.4% of 2018 revenues compared to 103.8% in 2017. SG&A expense includes the results of Wholesale Inc. and Wholesale Express for November and December of 2018 ("Acquisition Period").

» Advertising and marketing expense was $11.5 million, or 7.2% of 2018 revenue. During 2018 we increased our marketing spend for digital, social and search marketing campaigns as we continued to successfully develop our omnichannel marketing strategy, targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale our addressable markets. As we build our brand and dedicate more resources to consumer marketing throughout the year, we expect advertising and marketing expenses to grow as a percentage of revenue.

» Technology and development expense was $1.2 million, or 0.8% of 2018 revenue. During 2018 we significantly increased the level of technology development projects and initiatives to meet the growing opportunities our businesses have offered. Included in these new technology development projects and initiatives were modules or significant upgrades to existing platforms.

- G&A expense was $10.0 million, or 63.5% of 2018 revenue. Our G&A expenses increased significantly in 2018 as a result of the cost and expenses associated with the continued growth and development of our business, expansion of our Dallas operations center and meeting the requirements of being a public company.
- Compensation and related costs were $10.7 million, and professional fees were $1.8 million, as compared to $3.1 million and $0.9 million in 2017. These costs and expenses were driven by the activities associated with the rapid growth and expansion of the business which resulted in increased professional fees and headcount to support this growth. As our business grows, we will continue to incur professional fees and add headcount in all areas of the Company, which will result in an increase in compensation and related expenses in absolute dollar terms but significantly decline as a percentage of total revenue.

#4 – Strengthen our Capital Structure

As we look ahead, we are focused on strengthening our balance sheet and lowering our cost of capital.

- *As of December 31, 2018, cash and cash equivalents were approximately $16 million*
- *In October 2018, we completed a $21.6 million private placement of Class B Common Stock*
- *In October 2018, we expanded our existing credit facility by $5.0 million*
- *In February 2019, we closed a $7.1M public offering of Class B Common Stock*

SUMMARY

Our organic growth rate in 2018 demonstrates the validity of our strategy and highlights the incredible momentum the company has heading into 2019. We are extremely encouraged by what we're seeing in the market today and we believe our Q1 guidance, combined with our long term goals, reflects that.

Our strategy to disrupt the pre-owned vehicle supply chain through innovative technology is working—and we have only scratched the surface. RumbleOn's solution aggregates, processes, and distributes more efficiently through the only 100% online marketplace than any other participants in the space.

We'd like to thank the dedicated RumbleOn team, our valuable partners across the country, our customers, and our shareholders for helping to make 2018 such a successful year. We have a very bright future, and we look forward to providing updates on our progress in the coming quarters.

Sincerely,

Marshall Chesrown,
Chairman and Chief Executive Officer



APPENDIX

Conference Call Details

RumbleOn's management will host a conference call today, March 27, 2018, at 5 p.m. Eastern Time (2 p.m. Pacific Time) to review its results. A live webcast of the call along can be accessed from RumbleOn's Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate on the conference call by dialing (877) 273-6127, or (647) 689-5394 for callers outside North America (conference ID 1569239). A telephonic replay will be available through 11:59 PM ET on April 4, 2019, beginning two hours after the call ends. To listen to the replay please dial (800) 585-8367, or (416) 621-4642 for callers outside North America (conference ID 1569239).

Forward-Looking Statements

This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Company's independent registered public accounting firm has not completed its review of the Company's results for the year ended December 31, 2018. As such, the information in this letter is subject to change. Although the Company currently expects that its final 2018 fourth quarter results will be as described in this letter, it is possible that the Company's final 2018 results will be different. The information in this letter represents the most current information available to management and is not meant to be a comprehensive statement of the Company's financial results for the year ended December 31, 2018.

Investor Relations Contact Information

investors@rumbleon.com

RumbleOn, Inc.
Consolidated Statements of Operations
For the Two Years Ended December 31, 2018

	2018	2017
Revenue:		
Pre-owned Vehicle Sales:		
Powersports	$ 61,204,416	$ 7,171,457
Automotive	90,094,536	-
Transportation	3,823,819	-
Other	1,275,460	134,445
Total Revenue	156,398,231	7,305,902
Cost of revenue:		
Powersports	54,334,066	6,615,258
Automotive	84,175,169	-
Transportation	3,863,595	-
Other	1,389,110	412,535
Total Cost of revenue	143,761,940	7,027,793
Gross Profit	12,636,291	278,109
Selling, General and Administrative	35,053,418	7,587,999
Depreciation and Amortization	984,006	668,467
Operating loss	(23,401,133)	(7,977,357)
Interest expense	1,780,685	595,966
Net income before provision for income taxes	(25,181,818)	(8,573,323)
Benefit for income taxes	-	-
Net loss	$ **(25,181,818)**	$ **(8,573,323)**
Weighted average number of common shares outstanding - basic and fully diluted	14,833,162	9,917,584
Net loss per share - basic and fully diluted	$ (1.70)	$ (0.86)


RumbleOn